   As filed with the Securities and Exchange Commission on January 23, 1998
                                                       Registration No 333-30195

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                           -------------------------

                  POST EFFECTIVE AMENDMENT NO. 2 TO FORM S-1
                                      ON
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           -------------------------

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
             (Exact Name of Registrant as Specified in its Charter)

          DELAWARE                            4813                 54-1708481
-------------------------------------------------------------------------------------
(State or Other Jurisdiction of  (Primary Standard Industrial     (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)  Identification Number)

           2070 CHAIN BRIDGE ROAD, SUITE 425, VIENNA, VIRGINIA 22182 (Address, including zip code, of principal executive offices)

                                 K. PAUL SINGH
                             2070 CHAIN BRIDGE ROAD
                                   SUITE 425
                            VIENNA, VIRGINIA  22182
                    (Name and address of agent for service)

                                 (703) 902-2800
         (Telephone number, including area code, of agent for service)

                                With a copy to:

                             JAMES D. EPSTEIN, ESQ.
                              PEPPER HAMILTON LLP
                             3000 TWO LOGAN SQUARE
                          PHILADELPHIA, PA 19103-2799
                                 (215) 981-4000

                           -------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box. [   ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement
for the same offering. [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. [   ]

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                Subject to Completion, Dated January 23, 1998



PROSPECTUS



                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
             392,654 shares of common stock, par value $0.01 per share


     This Prospectus relates to the issuance by Primus Telecommunications Group, Incorporated ("Primus" or the "Company") of 392,654 shares (the "Warrant Shares") of its common stock, par value $0.01 per share (the "Common Stock") upon exercise of 225,000 Common Stock Purchase Warrants ("Warrants"). The Warrants were issued by the Company in a public offering of 225,000 Units (the "Units") each consisting of $1,000 principal amount of 11 3/4% Senior Notes due 2004 (the "Notes") and a Warrant to purchase 1.74513 shares of Common Stock. The sale of the Units, Notes and Warrants was completed on August 4, 1997, and the Notes and Warrants became separately transferable on October 31, 1997.

     Each Warrant entitles the holder thereof to purchase, after February 1, 1998, 1.74513 Warrant Shares at an exercise price of $9.075 per share, subject to adjustment in certain circumstances. The Warrants will, unless exercised, automatically expire after August 1, 2004. See "Description of Warrants." The Warrants entitle the holders thereof to purchase, in the aggregate, approximately 1.8% of the Common Stock of the Company on a fully-diluted basis, assuming exercise of all outstanding options and warrants on the date of this Prospectus. There is no assurance that any of the Warrants will be exercised and, consequently, that the Company will receive any proceeds therefrom. The Company will not receive the proceeds from any resale of the Warrant Shares.

     The Common Stock is listed on the Nasdaq National Market under the symbol "PRTL." On January 21, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $19 1/4 per share.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN SHARES OF THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The date of this Prospectus is                                , 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company. The address of such Web site is http://www.sec.gov. The Common Stock is quoted on the Nasdaq National Market, and copies of the reports, proxy statements and other information filed by the Company with the Commission may also be inspected at the offices of Nasdaq Operation, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus, which is part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the securities offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in the Prospectus as to any contracts, agreements or other documents filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof, and each such statement in the Prospectus is qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been filed by Primus Telecommunications Group, Incorporated (the "Registrant" or the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

     (b) The Company's Prospectus filed with the Commission on July 30, 1997 pursuant to Rule 424(b) under the Securities Act.

     (c) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

     (d) The Company's Current Report on Form 8-K dated October 20, 1997 and filed November 3, 1997, the Company's Form 8-K/A-1 filed on January 5, 1998, and the Company's Form 8-K/A-2 filed on January 7, 1998.

     (e) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission, including any amendments or reports filed for the purpose of updating such description.

     In addition, all documents filed subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

                   UNCERTAINTY OF FORWARD LOOKING STATEMENTS

     The statements contained in this Prospectus including any documents that are incorporated by reference, that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "will", "should", or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In addition, from time to time, the Company or its representatives have made or may make forward-looking statements, orally or in writing. Furthermore, such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Commission, or press releases or oral statements made by or with the approval of an authorized executive officer of any of the Company.

     Management wishes to caution the reader that the forward-looking statements referred to above and contained herein in this Prospectus regarding matters that are not historical facts involve predictions. No assurance can be given that the future results will be achieved; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, changes in business conditions, changes in the telecommunications industry and the general economy, competition, changes in service offerings, and risks associated with the Company's limited operating history, entry into developing markets, managing rapid growth, international operations, dependence on effective information systems, and development of its network, as well as regulatory developments that could cause actual results to vary materially from the future results indicated, expressed or implied, in such forward-looking statements. See "Risk Factors."


                                  THE COMPANY

     Primus is a multinational telecommunications company that focuses on the provision of international and domestic long distance services. The Company seeks to capitalize on the increasing business and residential demand for international telecommunications services generated by the globalization of the world's economies and the worldwide trend toward deregulation of the telecommunications sector. The Company has targeted North America, Asia-Pacific and Europe as its primary service regions (the "Targeted Regions") and currently provides services in the United States, Canada, Australia, Japan, Mexico and the United Kingdom, which are the most deregulated countries within the Targeted Regions and which serve as regional hubs for expansion into additional markets within the Targeted Regions. The Company expects to expand into additional markets as deregulation occurs and the Company is permitted to offer a full range of switched public telephone services in such markets. The Company was incorporated in Delaware in February 1994. The executive offices of the Company are located at 2070 Chain Bridge Road, Suite 425, Vienna, Virginia 22182 and its telephone number is (703) 902-2800.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered by this Prospectus involves a high degree of risk. In addition to the other matters described in this Prospectus, prospective investors should carefully consider the following factors before making a decision to purchase the Common Stock offered hereby.

SUBSTANTIAL INDEBTEDNESS; LIQUIDITY

     As of September 30, 1997, the Company's total indebtedness was approximately $225.2 million, its stockholders' equity was approximately $54.0 million and the Company's total assets was approximately $372.0 million, of which approximately $24.3 million were intangible assets. For the year ended December 31, 1996 and the nine months ended September 30, 1997, after giving pro forma effect to the acquisition of Axicorp (as defined below) and the sale of the Notes, the Company's consolidated EBITDA was approximately negative $5.5 million and negative $18.2 million, respectively, and its earnings would have been insufficient to cover fixed charges by approximately $34.8 million and $39.9 million, respectively. The indenture entered into by the Company and First Union National Bank on August 4, 1997 (the "Indenture") limits, but does not prohibit, the incurrence of additional indebtedness by the Company and certain of its subsidiaries and does not limit the amount of indebtedness incurred to finance the cost of telecommunications equipment. The Company anticipates that it and its subsidiaries will incur additional indebtedness in the future.

     The level of the Company's indebtedness could have important consequences to holders of the Company's securities, including the following: (i) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal and interest on its indebtedness and other obligations and will not be available for use in its business; (iii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business; (iv) the Company is more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (v) the Company's high degree of indebtedness will make it more vulnerable in the event of a downturn in its business.

     The Company must substantially increase its net cash flow in order to meet its debt service obligations, and there can be no assurance that the Company will be able to meet such obligations. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if it otherwise fails to comply with the various covenants under its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults may cause the Warrants and Warrant Shares to have little or no value.

HISTORICAL AND FUTURE OPERATING LOSSES; NEGATIVE EBITDA; NET LOSSES

        Since inception through September 30, 1997, the Company had negative cash flow from operating activities of $89.7 million and negative EBITDA of $26.9 million. In addition, the Company incurred net losses in 1995 and 1996, and in the nine months ended September 30, 1997, of $2.4 million, $8.8 million and $24.3 million, respectively, and had an accumulated deficit of approximately $36.1 million as of September 30, 1997. The Company expects to continue to incur additional operating losses, negative EBITDA and negative cash flow from operations as the Company expands its operations and continues to build-out and upgrade the Network. There can be no assurance that the Company's revenue will grow or be sustained in future periods or that the Company will be able to achieve or sustain profitability or positive cash flow from operations in any future period. If the Company cannot achieve and sustain operating profitability or positive cash flow from operations, it may not be able to meet its debt service or working capital requirements (including its obligations with respect to the Notes) and may cause the Warrant Shares to have little or no value.

LIMITED OPERATING HISTORY; ENTRY INTO DEVELOPING MARKETS

     The Company was founded in February 1994 and began generating operating revenues in March 1995. Axicorp, the Company's principal operating subsidiary ("Axicorp") , was acquired in March 1996. The Company has generated only limited net revenue and has limited experience in operating its business. In addition, the Company intends to enter markets where it has limited or no operating experience. Furthermore, in many of the Company's target markets, the Company intends to offer services that have previously been provided primarily by the local post telephone & telegraph companies (the "PTTs"). Accordingly, there can be no assurance that the Company's future operations will generate operating or net income, and the Company's prospects must therefore be considered in light of the risks, expenses, problems and delays inherent in establishing a new business in a rapidly changing industry.

DEVELOPMENT OF THE NETWORK; MIGRATION OF TRAFFIC ONTO THE NETWORK

     The Company has only recently begun operating its facilities-based network (the "Network"). The long-term success of the Company is dependent upon its ability to design, implement, operate, manage and maintain the Network, activities in which the Company has limited experience, and its ability to generate and maintain traffic on the Network. By expanding the Network, the Company will incur additional fixed operating costs that typically are, particularly with respect to international transmission lines, in excess of the revenue attributable to the transmission capacity funded by such costs until the Company generates additional traffic volume for such capacity. There can be no assurance that the Network can be completed in a timely manner or operated efficiently. Any failure by the Company to design, implement, operate, manage or maintain the Network, or generate or maintain traffic, could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company intends to expand the Network as more countries deregulate their telecommunications industries, which will require the Company to acquire additional licenses and equipment. There can be no assurance that the Company will be able to obtain the licenses or purchase the necessary equipment on favorable terms or, if it does, that the development of the Network in these countries will be successful.

     To date, the Company's operation of the Network and the anticipated operating improvements that are expected to result from the use of the Network have been adversely affected by a slower than expected migration of the Company's existing traffic in Australia from the Telstra Corporation Ltd. ("Telstra") network to the Company's Network. In September 1997, the Company began converting approximately 120,000 existing telephone numbers from the Telstra network to the Company's Network under the non-code access program and expects to complete this conversion within the next 12 months. The rate at which these customer telephone numbers can be processed and connected will significantly impact the Company's ability to increase its gross margin percentages in Australia.

MANAGING RAPID GROWTH

     The Company's strategy of continuing its growth and expansion has placed, and is expected to continue to place, a significant strain on the Company's management, operational and financial resources and increased demands on its systems and controls. The Company is continuing to develop the Network by adding switches, cable and satellite facilities, expanding its operations within North America, Australia and the United Kingdom, and expanding into selected additional markets within the Targeted Regions when business and regulatory conditions warrant. In order to manage its growth effectively, the Company must continue to implement and improve its operational and financial systems and controls, purchase and utilize other transmission facilities, and expand, train and manage its employee base. Inaccuracies in the Company's forecasts of traffic could result in insufficient or excessive transmission facilities and disproportionate fixed expenses. There can be no assurance that the Company will be able to develop a facilities-based network or expand within its target markets at the rate presently planned by the Company, or that the existing regulatory barriers to such expansion will be reduced or eliminated. As the Company proceeds with its development, there will be additional demands on the Company's customer support, billings systems and support, sales and marketing and administrative resources and network infrastructure. There can be no assurance that the Company's operating and financial control systems and infrastructure will be adequate to maintain and effectively manage future growth. The failure to continue to upgrade the administrative, operating and financial control systems or the emergence of unexpected expansion difficulties could materially adversely affect the Company's business, results of operations and financial condition.

ACQUISITION RISKS

     A key element of the Company's business strategy is to acquire businesses and assets of businesses that are complementary to those of the Company, and a major portion of the Company's growth in recent years has resulted from such acquisitions. These acquisitions involve certain operational and financial risks. Operational risks include the possibility that an acquisition does not ultimately provide the benefits originally anticipated by the Company's management, while the Company continues to incur operating expenses to provide the services formerly provided by the acquired company. Financial risks involve the incurrence of indebtedness by the Company in order to effect the acquisition (subject to the limitations contained in the Indenture) and the consequent need to service that indebtedness. In addition, the issuance of stock in connection with acquisitions dilutes the voting power and may dilute certain other interests of existing shareholders. In carrying out its acquisition strategy, the Company attempts to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation and negotiation, but such unexpected liabilities may nevertheless accompany acquisitions. There can be no assurance that the Company will be successful in identifying attractive acquisition candidates, completing and financing additional acquisitions on favorable terms, or integrating the acquired businesses or assets into its own.

NEED FOR ADDITIONAL FINANCING

     The Company believes that its cash and cash equivalents, restricted cash and cash equivalents, and capital lease and other financing (subject to the limitations in the Indenture) will be sufficient to fund the Company's operating losses, debt service requirements, capital expenditures for expansion of the Network and other cash needs for its operations for the foreseeable future. There can be no assurance that the Company will be able to obtain capital lease financing on commercially reasonable terms, if at all. If the Company's plans or assumptions change (including those with respect to the development of the Network, the level of its operations and its operating cash flow), if its assumptions prove inaccurate, if it consummates investments or acquisitions with companies that are complementary to the Company's current operations or if it experiences unexpected costs or competitive pressures, or if existing cash and any other borrowings prove to be insufficient, the Company may need to seek additional capital sooner than anticipated.

     The Company may seek to raise such additional capital from public or private equity or debt sources. The indenture pursuant to which the Notes were issued contains certain restrictive covenants that will affect, and in many respects will significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness and to create liens. There can be no assurance that the Company will be able to raise such capital on satisfactory terms or at all. If the Company is able to raise additional funds through the incurrence of debt, and it does so, it would likely become subject to additional restrictive financial covenants. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's then current equity holders, including the ownership interests represented by the Warrants and the Warrant Shares, would be reduced and, if such equity securities take the form of preferred stock, the holders of such preferred stock may have rights, preferences or privileges senior to those of holders of Common Stock. In the event that the Company is unable to obtain such additional capital or is unable to obtain such additional capital on acceptable terms, the Company may be required to reduce the scope of its expansion, which could adversely affect the Company's business, results of operations and financial condition, its ability to compete, its ability to meet its obligations on the Notes, and the value of the Warrants and the Warrant Shares.

INTENSE DOMESTIC AND INTERNATIONAL COMPETITION

     The long distance telecommunications industry is intensely competitive and is significantly influenced by the marketing and pricing decisions of the larger industry participants. In deregulated countries, the industry has relatively limited barriers to entry with numerous entities competing for the same customers. Customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Generally, the Company's customers can switch carriers at any time. The Company believes that competition in all of its markets is likely to increase and that competition in non-United States markets is likely to become more similar to competition in the United States market over time as such non-United States markets continue to experience deregulatory influences. This increase in competition could adversely affect net revenue per minute and gross margin as a percentage of net revenue. In each of its Targeted Regions, the Company competes primarily on the basis of price (particularly with respect to its sales to other carriers), and also on the basis of customer service and its ability to provide a variety of telecommunications products and services. Prices for long distance calls in several of the markets in which the Company competes have declined in recent years and are likely to continue to decrease. There can be no assurance that the Company will be able to compete successfully in the future.

     Many of the Company's competitors are significantly larger, have substantially greater financial, technical and marketing resources and larger networks than the Company and a broader portfolio of services, control transmission lines and have stronger name recognition and loyalty, as well as long-standing relationships with the Company's target customers. In addition, many of the Company's competitors enjoy economies of scale that can result in a lower cost structure for transmission and related costs, which could cause significant pricing pressures within the industry. Several long distance carriers in the United States have introduced pricing strategies that provide for fixed, low rates for calls within the United States. Such a strategy, if widely adopted, could have an adverse effect on the Company's results of operations and financial condition if increases in telecommunications usage do not result or are insufficient to offset the effects of such price decreases. The Company's competitors include, among others: AT&T, MCI, Sprint, WorldCom Network Services, Inc., Frontier Communications Services, Inc., and LCI International, Inc. in the United States; Telstra, Optus Communications Pty. Limited, AAPT, World Exchange and GlobalOne in Australia; British Telecommunications plc, Mercury Communications, AT&T, WorldCom, GlobalOne, and ACC Corporation in the United Kingdom; and Stentor, AT&T Canada Long Distance Services Co., fONOROLA Inc. , Sprint Canada and ACC in Canada.

     The Company also competes with numerous other long distance providers, some of which focus their efforts on the same customers targeted by the Company. In addition to these competitors, recent and pending deregulation in various countries may encourage new entrants. For example, the number of competitors is likely to increase as a result of the new competitive opportunities created by the World Trade Organization ("WTO"). Under the terms of an agreement under the WTO (the "WTO Agreement"), the United States and 68 other participating countries have committed to open their telecommunications markets to competition starting on January 1, 1998. Further, as a result of the recently enacted Telecommunications Act of 1996 (the "1996 Telecommunications Act") in the United States, once certain conditions are met, the Regional Bell Operating Companies ("RBOCs") will be allowed to enter the domestic long distance market, AT&T, MCI and other long distance carriers will be allowed to enter the local telephone services market, and any entity (including cable television companies and utilities) will be allowed to enter both the local service and long distance telecommunications markets. Increased competition in the United States as a result of the foregoing, and other competitive developments, including entry by Internet service providers into the long distance market, could have an adverse effect on the Company's business, results of operations and financial condition. In addition, with the ongoing deregulation of the Australian telecommunications market and the granting of additional carrier licenses which began in July 1997, the Company could experience additional competition in the Australian market from newly licensed telecommunications carriers. This increased competition could adversely impact the Company's ability to expand its customer base and achieve increased revenue growth, and consequently, could have an adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON TRANSMISSION FACILITIES-BASED CARRIERS

     Telephone calls made by the Company's customers primarily are connected through transmission lines that the Company leases under a variety of arrangements with transmission facilities-based long distance carriers, many of which are, or may become, competitors of the Company. The Company's ability to maintain and expand its business is dependent upon whether the Company continues to maintain favorable relationships with the transmission facilities-based carriers from which the Company leases transmission lines. Although the Company believes that its relationships with carriers generally are satisfactory, the deterioration or termination of the Company's relationships with one or more of these carriers could have a material adverse effect upon the Company's cost structure, service quality, Network diversity, results of operations and financial condition.

     Presently, most transmission lines used by the Company are obtained on a per-call (or usage) basis, subjecting the Company to the possibility of unanticipated price increases and service cancellations. Currently, usage rates generally are less than the rates the Company charges its customers for connecting calls through these lines. To the extent these variable costs increase, the Company may experience reduced or, in certain circumstances, negative margins for some services. As its traffic volume increases between particular international markets, the Company expects to cease using variable usage arrangements and enter into fixed monthly or longer-term leasing arrangements, subject to obtaining any requisite authority. To the extent the Company does so, and incorrectly projects traffic volume in a particular geographic area, the Company would experience higher fixed costs without the increased revenue. Moreover, certain of the vendors from whom the Company leases transmission lines, including RBOCs and other Local Exchange Carriers ("LECs") in the United States, currently are subject to tariff controls and other price constraints which in the future may be changed. Regulatory proposals are pending that may affect the prices charged by the RBOCs and other LECs to the Company, which could have a material adverse effect on the Company's margins, business, financial condition and results of operations.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     A key component of the Company's strategy is its planned expansion in international markets. In many international markets, the existing carrier will control access to the local networks, enjoy better brand recognition and brand and customer loyalty, and have significant operational economies, including a larger backbone network and foreign carrier agreements with PTTs and other service providers. Moreover, the incumbent may take many months to allow competitors, including the Company, to interconnect to its switches within the target market. Pursuit of international growth opportunities may require significant investments for an extended period before returns, if any, on such investments are realized. In addition, there can be no assurance that the Company will be able to obtain the permits and operating licenses required for it to operate, obtain access to local transmission facilities or to market, sell and deliver competitive services in these markets.

     In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, problems in collecting accounts receivable, political risks, fluctuations in currency exchange rates, foreign exchange controls which restrict or prohibit repatriation of funds, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws, which could materially adversely impact the Company's international operations. A significant portion of the Company's net revenue and expenses is denominated, and is expected to continue to be denominated, in currencies other than United States dollars, and changes in exchange rates may have a significant effect on the Company's results of operations. In addition, the Company's business could be adversely affected by a reversal in the current trend toward deregulation of telecommunications carriers. In Mexico, and in certain other countries into which the Company may choose to expand in the future, the Company may need to enter into a joint venture or other strategic relationship with one or more third parties in order to conduct successfully its operations (often with the PTT or other dominant carrier in a developing country). There can be no assurance that such factors will not have a material adverse effect on the Company's future operations and, consequently, on the Company's business, results of operations and financial condition, or that the Company will not have to modify its current business practices.

DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS

     To complete its billing, the Company must record and process massive amounts of data quickly and accurately. While the Company believes its management information system is currently adequate, it will have to grow as the Company's business expands and to change as new technological developments occur. The Company believes that the successful implementation and integration of new information systems and backroom support will be important to its continued growth, its ability to monitor and control costs, to bill customers accurately and in a timely fashion and to achieve operating efficiencies. There can be no assurance that the Company will not encounter delays or cost-overruns or suffer adverse consequences in implementing these systems. Any such delay or other malfunction of the Company's management information systems could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS OF INDUSTRY CHANGES AFFECTING COMPETITIVENESS AND FINANCIAL RESULTS

     The international telecommunications industry is changing rapidly due to deregulation, privatization of PTTs, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies. There can be no assurance that one or more of these factors will not vary in a manner that could have a material adverse effect on the Company. In addition, deregulation in any particular market may cause such market to shift unpredictably. There can be no assurance that the Company will be able to compete effectively or adjust its contemplated plan of development to meet changing market conditions.

     The telecommunications industry generally is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite and undersea cable transmission capacity for services similar to those provided by the Company. Potential developments that could adversely affect the Company if not anticipated or appropriately responded to include improvements in transmission equipment, development of switching technology allowing voice/data/video multimedia transmission simultaneously and commercial availability of Internet-based domestic and international switched voice/data/video services at prices lower than comparable services offered by the Company. The Company's profitability will depend on its ability to anticipate, access and adapt to rapid technological changes and its ability to offer, on a timely and cost-effective basis, services that meet evolving industry standards. There can be no assurance that the Company will be able to access or adapt to such technological changes at a competitive price, maintain competitive services or obtain new technologies on a timely basis or on satisfactory terms.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the efforts of its management team and its key technical, marketing and sales personnel, particularly those of K. Paul Singh, its Chairman and Chief Executive Officer. The loss of services of one or more of these key individuals, particularly Mr. Singh, could materially and adversely affect the business of the Company and its future prospects. The Company has entered into an employment agreement with Mr. Singh, which expires on May 30, 1999. The Company does not maintain any key person life insurance on the lives of any officer, director or key employee. The Company's future success will also depend on its ability to attract and retain additional key management and technical and sales personnel required in connection with the growth and development of its business. Competition for qualified employees and personnel in the telecommunications industry is intense, particularly in non-U.S. markets and, from time to time, there are a limited number of persons with knowledge of and experience in particular sectors of the telecommunications industry. There can be no assurance that the Company will be successful in attracting and retaining such executives and personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's results of operations, development efforts and ability to expand.

POTENTIAL ADVERSE EFFECTS OF REGULATION

     As a multinational telecommunications company, Primus is subject to varying degrees of regulation in each of the jurisdictions in which it provides its services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which the Company operates. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on the Company, that domestic or international regulators or third parties will not raise material issues with regard to the Company's compliance or noncompliance with applicable regulations or that regulatory activities will not have a material adverse effect on the Company. Certain risks regarding the regulatory framework in the principal jurisdictions in which the Company provides its services are briefly described below.

     United States. In the United States, the provision of the Company's services is subject to the provisions of the Communications Act of 1934, as amended by the 1996 Telecommunications Act (the "Communications Act") and the Federal Communications Commission (the "FCC") regulations thereunder, as well as the applicable laws and regulations of the various states administered by the relevant state public service commission ("PSC"). The recent trend in the United States, for both federal and state regulation of telecommunications service providers, has been in the direction of reduced regulation. Although this trend facilitates market entry and competition by multiple providers, it has also given AT&T, the largest international and domestic long distance carrier in the United States, increased pricing and market entry flexibility that has permitted it to compete more effectively with smaller carriers, such as the Company. In addition, the recently enacted Communications Act has opened the Company's United States market to increased competition. There can be no assurance that future regulatory, judicial and legislative changes in the United States will not result in a material adverse effect on the Company.

     Despite recent trends toward deregulation, the FCC and relevant state PSCs continue to exercise extensive authority to regulate ownership of transmission facilities, provision of services and the terms and conditions under which the Company's services are provided. In addition, the Company is required by federal and state law and regulations to file tariffs listing the rates, terms and conditions of the services it provides. Any failure to maintain proper federal and state tariffs or certification or any finding by the federal or state agencies that the Company is not operating under permissible terms and conditions may result in an enforcement action or investigation, either of which could have a material adverse effect on the Company.

     To originate and terminate calls in connection with providing their services, long distance carriers such as the Company must purchase "access" from the LECs or Competitive Local Exchange Carriers ("CLECs"). Access charges represent a significant portion of the Company's cost of revenue and, generally, such access charges are regulated by the FCC. The FCC has recently reformed its regulation of LEC access charges to better account for increasing levels of local competition. Under the new rules, LECs will be permitted to allow certain volume discounts in the pricing of access charges. While the import of these new rules is not yet certain, it is possible that many long distance carriers, including the Company, could be placed at a significant cost disadvantage to larger competitors.

     The FCC and certain state agencies also impose prior approval requirements on transfers of control, including pro forma transfers of control resulting from
corporate reorganizations, and assignments of regulatory authorizations.   Such
requirements may delay, prevent or deter a change in control of the Company. The FCC has established and administered a variety of international service regulations, including the International Settlements Policy ("ISP") which governs the settlement between U.S. carriers and their foreign correspondents of the cost of terminating traffic over each other's networks, the "benchmark" accounting rates for such settlement and permissible exceptions to these policies. The FCC could find that certain settlement rate terms of the Company's foreign carrier agreements do not meet the ISP requirements, absent a waiver. Although the

FCC generally has not issued penalties in this area, it could, among other things, issue a cease and desist order or impose fines if it finds that these agreements conflict with the ISP. The Company does not believe that any such fine or order would have a material adverse effect on the Company. The FCC also regulates the nature and extent of foreign ownership in radio licenses and foreign carrier affiliations of the Company.

     Regulatory requirements pertinent to the Company's operations have recently changed and will continue to change as a result of the WTO Agreement, federal legislation, court decisions, and new and revised policies of the FCC and state public service commissions. In particular, the FCC continues to refine its international service rules to promote competition, reflect and encourage liberalization in foreign countries, and reduce international accounting rates toward cost. Among other things, such changes may increase competition, alter the ability of the Company to compete with other service providers, to continue providing the same services, or to introduce services currently planned for the future. The impact on the Company's operations of any changes in applicable regulatory requirements cannot be predicted.

     Canada. In Canada, telecommunications carriers are regulated generally by the Canadian regulatory agency known as the Canadian Radio-television and Telecommunications Commission ("CRTC"). The CRTC has enacted policies and regulations that affect the Company's ability to successfully compete in the Canadian marketplace. These policies and regulations include the establishment of contribution charges (the equivalent of access charges in the U.S.), deregulation of the international segment of the long-distance market, limitations on switched hubbing, international simple resale ("ISR") and foreign ownership rules for facilities-based carriers. Canada is expected to eliminate many of these regulatory restrictions by October 1998. In addition, Canada has committed in the WTO Agreement to eliminate barriers to competition. Although these policies currently do not apply to resellers such as the Company, this deregulatory trend will likely create new market opportunities for telecommunications companies, thereby increasing competition within Canada. However, there can be no assurance that any future changes in or additions to law, regulations, government policy or administrative rulings will not have a material adverse impact on the Company's competitive position, growth and financial performance.

     Australia. In Australia, the provision of the Company's services is subject to federal regulation. Two primary instruments of regulation have been the Telecommunications Act 1991 and federal regulation of anti-competitive practices pursuant to the Trade Practices Act 1974 (the "Trade Practices Act"). The regulatory climate changed in July 1997 with the implementation of the Telecommunications Act 1997 (the "Telecom Act").

     In connection with the Telecom Act, the Company became one of five licensed carriers permitted to own and operate transmission facilities in Australia, and it is expected that additional licenses will be issued. Under the new regulatory framework, the Company does not require a carriage license in order to supply carriage services to the public using network facilities owned by another carrier. Instead, the Company must comply with legislated "service provider" rules contained in the Telecom Act covering matters such as compliance with the Telecom Act, operator services, regulation of access, directory assistance, provision of information to allow maintenance of an integrated public number database, and itemized billing.

     Also, in connection with the Telecom Act, two federal regulatory authorities now exercise control over a broad range of issues affecting the operation of the Australian telecommunications industry. The Australian Communications Authority ("the ACA") regulates matters including the licensing of carriers and technical matters, and the Australian Competition and Consumer Commission ("the ACCC") has the role of promotion of competition and consumer protection. The Company, as a licensed carrier, will be required to comply with its own license and will be under the regulatory control of the ACA and the ACCC.

     Anti-competitive practices will also continue to be regulated by the Trade Practices Act. In July 1997 these regulations were strengthened to encourage greater competition in the telecommunications industry. The Australian Government has introduced these changes in the belief that they will achieve the Government's long-term objective of an internationally competitive telecommunications industry in Australia through full and open competition. In addition, other federal legislation, various regulations pursuant to delegated authority and legislation, ministerial declarations, codes, directions, licenses, statements of Commonwealth Government policy and court decisions affecting telecommunications carriers also apply to the Company. There can be no assurance that future declarations, codes, directions, licenses, regulations, and judicial and legislative changes will not have a material adverse effect on the Company.

     United Kingdom. In the United Kingdom, the provision of the Company's services is subject to and affected by regulations introduced by the United Kingdom telecommunications regulatory authority, the Office of Telecommunications ("Oftel") under the Telecommunications Act of 1984. Since the break up of the United Kingdom telecommunications duopoly consisting of British Telecom and Mercury in 1991, it has been the stated goal of Oftel to create a competitive marketplace from which detailed regulation could eventually be withdrawn. The regulatory regime currently being introduced by Oftel has a direct and material effect on the ability of the Company to conduct its business. Oftel has imposed mandatory rate reductions on British Telecom in the past, which reductions are expected to continue for the foreseeable future, and this has had, and may continue to have, the effect of reducing the prices the Company can charge its customers. Primus Telecommunications, Inc., a wholly-owned subsidiary of the Company, holds a license to provide ISR services to all international points from the United Kingdom and its subsidiary, Primus Telecommunications Ltd., has recently been awarded a license to provide international facilities-based voice services. There can be no assurance that future changes in regulation and government will not have a material adverse effect on the Company's business, results of operations and financial condition.

     Other Jurisdictions. The Company currently provides limited services in Mexico and intends to expand its operations into other jurisdictions as such markets deregulate and the Company is able to offer a full range of switched public telephone services to its customers. In addition, in countries that enact legislation intended to deregulate the telecommunications sector or that have made commitments to open their markets to competition in the WTO Agreement, there may be significant delays in the adoption of implementing regulations and uncertainties as to the implementation of the deregulatory programs which could delay or make more expensive the Company's entry into such additional markets. The ability of the Company to enter a particular market and provide telecommunications services, particularly in Mexico and other developing countries, is dependent upon the extent to which the regulations in a particular market permit new entrants. In some countries, regulators may make subjective judgments in awarding licenses and permits, without any legal recourse for unsuccessful applicants. In the event the Company is able to gain entry to such a market, no assurances can be given that the Company will be able to provide a full range of services in such market, that it will not have to significantly modify its operations to comply with changes in the regulatory environment in such market, or that any such changes will not have a material adverse effect on the Company's business, results of operations or financial condition.

CONTROL OF THE COMPANY

     If the executive officers and directors of the Company act together with certain investors affiliated with George Soros and Dr. Pernundu Chatterjee, then they will exercise significant influence over such matters as the election of the directors of the Company, amendments to the Company's charter, other fundamental corporate transactions such as mergers, asset sales, and the sale of the Company, and otherwise the direction of the Company's business and affairs.

DEVELOPMENT AND MAINTENANCE OF PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     The Company completed its initial public offering of Common Stock on November 7, 1996, prior to which there had been no public market for the Common Stock. There can be no assurance that an active trading market for the Common Stock will develop or, if developed, will be maintained. Historically, the market prices for securities of emerging companies in the telecommunications industry have been highly volatile. The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Common Stock, variations in the Company's quarterly operating results, regulatory or other changes (both domestic and international) affecting the telecommunications industry generally, announcements of business developments by the Company or its competitors, the addition of customers in connection with acquisitions, changes in the cost of long distance service or other operating costs and changes in general market conditions.

ANTI-TAKEOVER PROVISIONS

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-Laws (the "By-Laws") include certain provisions which may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions may also render the removal of directors and management more difficult. Specifically, the Certificate of Incorporation or By-Laws provide for a classified Board of Directors serving staggered three-year terms, restrictions on who may call a special meeting of stockholders and a prohibition on stockholder action by written consent. In addition, the Company's Board of Directors has the authority to issue up to 2,000,000 additional shares of preferred stock (the "Preferred Stock") and to determine the price, rights, preferences, and privileges of those shares without any further vote or actions by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of such additional shares of Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and serving other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present intention to issue such additional shares of Preferred Stock. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company. Furthermore, certain provisions of the Company's By-Laws, including provisions that provide that the exact number of directors shall be determined by a majority of the Board of Directors, that vacancies on the Board of Directors may be filled by a majority vote of the directors then in office, though less than a quorum, and that limit the ability of new majority stockholders to remove directors, all of which may have the effect of delaying or preventing changes in control or management of the Company, and which could adversely affect the market price of the Company's Common Stock. Additionally, certain Federal regulations require prior approval of certain transfers of control which could also have the effect of delaying, deferring or preventing a change of control. Any Change of Control (as defined) may require the Company to extend an offer to redeem the Notes.

SHARES ELIGIBLE FOR FUTURE SALE

     The Company has a significant number of shares of Common Stock that are "restricted securities" eligible for public resale, subject to the provisions of Rule 144 promulgated under the Securities Act. Sales of substantial amounts of shares of Common Stock in the public market, or even the potential for such sales, could adversely affect the prevailing market price of the Common Stock and impair the Company's ability to raise capital through the sale of equity securities.

                                USE OF PROCEEDS

     The Warrants will be exercisable to purchase an aggregate of 392,654 shares of Common Stock at an exercise price of $9.075 per share (the "Exercise Price"). The Exercise Price and the number of shares of Common Stock issuable upon exercise of a Warrant are both subject to adjustment in certain circumstances. See "Description of Warrants."

     The Company will use the net proceeds from the exercise of the Warrants for general corporate purposes. There can be no assurance that any Warrants will be exercised resulting in any proceeds to the Company. The Company will not receive the proceeds from any resale of the Warrant Shares.


                              PLAN OF DISTRIBUTION

     The Warrant Shares will be issued from time to time upon exercise of the Warrants by the holders thereof at $9.075 per Warrant Share. No broker, dealer, agent or underwriter will receive any compensation, whether in the form of a discount, commission, fee or otherwise, in connection with the issuance of the Warrant Shares upon exercise of the Warrants. The Warrants were previously registered under the Securities Act on July 30, 1997. The Company has agreed to indemnify the holders of Warrants against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to its registration obligations under the Warrant Agreement.


                            DESCRIPTION OF WARRANTS

GENERAL

     The Warrants were issued pursuant to a warrant agreement (the "Warrant Agreement") between the Company and First Union National Bank of Virginia, as Warrant Agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrants and the Warrant Agreement, including the definitions therein of certain terms used below. Capitalized terms used in this summary and not otherwise defined herein have the meanings ascribed to such terms in the Warrant Agreement. A copy of the proposed form of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available as set forth under "Available Information."

     Each Warrant, when exercised, will entitle the holder thereof to receive
1.74513 fully paid and non-assessable shares of Common Stock of the Company at an exercise price of $9.075 per share. The Exercise Price and the number of shares of Common Stock issuable upon exercise of a Warrant are both subject to adjustment in certain circumstances described below. The Warrants will be exercisable to purchase an aggregate of 392,654 shares of Common Stock representing, (on a fully diluted basis, assuming all outstanding options and warrants are exercised on the date of this Prospectus) approximately 1.8% of the shares of Common Stock currently outstanding.

     The Warrants may be exercised at any time six months after August 4, 1997 (the "Closing Date"); provided, however, that in such case, holders of Warrants will be able to exercise their Warrants only if the Registration Statement of which this Prospectus forms a part is effective or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which such holders reside. The Warrants may also be exercised upon an Exercise Event pursuant to an effective Demand Registration Statement (as defined in the Warrant Agreement). Unless earlier exercised, the Warrants will expire on August 1, 2004 (the "Expiration Date"). The Company will give notice of expiration not less than

90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If the Company fails to give such notice, the Warrants will nevertheless expire and become void on the Expiration Date.

     In order to exercise all or any of the Warrants, the holder thereof is required to surrender to the Warrant Agent the related registered certificate issued by the Company representing the Warrants (the "Warrant Certificate") with the accompanying form of election to purchase properly completed and executed, and to pay in full the Exercise Price for each share of Common Stock or other securities issuable upon exercise of such Warrants. The Exercise Price may be paid (i) in cash or by certified or official bank check or by wire transfer to an account designated by the Company for such purpose or (ii) without the payment of cash, by reducing the number of shares of Common Stock that would be obtainable upon the exercise of a Warrant and payment of the Exercise Price in cash so as to yield a number of shares of Common Stock upon the exercise of such Warrant equal to the product of (a) the number of shares of Common Stock for which such Warrant is exercisable as of the date of exercise (if the Exercise Price were being paid in cash) and (b) the Cashless Exercise Ratio (the "Cashless Exercise"). The "Cashless Exercise Ratio" shall equal a fraction, the numerator of which is the excess of the Current Market Value per share of Common Stock on the Exercise Date over the Exercise Price per share as of the Exercise Date and the denominator of which is the Current Market Value per share of the Common Stock on the Exercise Date. Upon surrender of a Warrant Certificate representing more than one Warrant in connection with the holder's option to elect a Cashless Exercise, the number of shares of Common Stock deliverable upon a Cashless Exercise shall be equal to the number of shares of Common Stock issuable upon the exercise of Warrants that the holder specifies are to be exercised pursuant to a Cashless Exercise multiplied by the Cashless Exercise Ratio. All provisions of the Warrant Agreement shall be applicable with respect to a surrender of a Warrant Certificate pursuant to a Cashless Exercise for less than the full number of Warrants represented thereby. Upon surrender of the Warrant Certificate and payment of the Exercise Price, the Company will deliver or cause to be delivered to or upon the written order of such holder, a stock certificate representing 1.74513 shares of Common Stock of the Company for each Warrant evidenced by such Warrant Certificate, subject to adjustment as described herein. If less than all of the Warrants evidenced by a Warrant Certificate are to be exercised, a new Warrant Certificate will be issued for the remaining number of Warrants. No fractional shares of Common Stock will be issued upon exercise of the Warrants. The Company will pay to the holder of the Warrant at the time of exercise an amount in cash equal to the Current Market Value (as defined below) of any such fractional share of Common Stock.

     The holders of unexercised Warrants are not entitled, by virtue of being such holders, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as stockholders of the Company in respect of any stockholders meeting for the election of directors of the Company or any other purpose, or to exercise any other rights whatsoever as stockholders of the Company.

     No service charge will be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of Warrant Certificates.

     In the event a bankruptcy or reorganization is commenced by or against the Company, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by the Company with approval of the bankruptcy court. As a result, holders of the Warrants may not, even if sufficient funds are available, be entitled to receive any consideration or may receive an amount less than they would be entitled to receive if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization.

     NOTWITHSTANDING THE FOREGOING, THE EXERCISE OF THE WARRANTS (AND THE OWNERSHIP OF COMMON STOCK ISSUABLE UPON THE EXERCISE THEREOF) MAY BE LIMITED BY THE COMPANY IN ORDER TO ENSURE COMPLIANCE WITH THE FCC'S RULES AND THE WARRANTS WILL NOT BE EXERCISABLE BY ANY HOLDER IF SUCH EXERCISE WOULD CAUSE THE COMPANY TO BE IN VIOLATION OF THE COMMUNICATIONS ACT OR THE FCC'S RULES, REGULATIONS OR POLICIES. SEE "RISK FACTORS--POTENTIAL ADVERSE EFFECTS OF REGULATION."

ADJUSTMENTS

     The number of shares of Common Stock of the Company issuable upon the exercise of the Warrants and the Exercise Price will be subject to adjustment in certain circumstances, including:

     (i) the payment by the Company of dividends and other distributions on its Common Stock payable in Common Stock or other equity interests of the Company;

     (ii) subdivisions, combinations and certain reclassifications of the Common Stock of the Company;

     (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for additional shares of Common Stock, or of securities convertible into or exercisable or exchangeable for additional shares of Common Stock at an offering price (or with an initial conversion, exercise or exchange price plus such offering price) which is less than the current market value per share of Common Stock;

     (iv) the distribution to all holders of Common Stock of any assets of the Company (including cash), debt securities of the Company or any rights or warrants to purchase any securities (excluding those rights and warrants referred to in clause (iii) above and cash dividends and other cash distributions from current or retained earnings);

     (v) the issuance of shares of Common Stock for a consideration per share which is less than the Current Market Value per share of Common Stock; and

     (vi) the issuance of securities convertible into or exercisable or exchangeable for Common Stock for a conversion, exercise or exchange price per share which is less than the Current Market Value per share of Common Stock.

     The events described in clauses (v) and (vi) above are subject to certain exceptions described in the Warrant Agreement, including, without limitation, certain bona fide public offerings and private placements and certain issuances of Common Stock pursuant to employee stock incentive plans.

     No adjustment in the Exercise Price will be required unless and until such adjustment would result, either by itself or with other adjustments not previously made, in an increase or decrease of at least 1% in the Exercise Price or the number of shares of Common Stock issuable upon exercise of Warrants immediately prior to the making of such adjustment; provided, however, that any adjustment that is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment. In addition, the Company may at any time reduce the Exercise Price (but not to an amount that is less than the par value of the Common Stock) for any period of time (but not less than 20 business days) as deemed appropriate by the Board of Directors of the Company.

     In case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another Person, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto. However, if (i) the Company consolidates, merges or sells all or substantially all of its assets to another person and, in connection therewith, the consideration payable to the holders of Common Stock in exchange for their shares is payable solely in cash or (ii) there is a dissolution, liquidation or winding-up of the Company, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price. Upon receipt of such payment, if any, the Warrants will expire and the rights of holders thereof will cease. In the case of any such consolidation, merger or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding-up of the Company, the Company must deposit promptly with the Warrant Agent the funds, if any, required to pay the holders of the Warrants. After such funds and the surrendered Warrant Certificates are received, the Warrant Agent is required to deliver a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such Persons as it may be directed in writing by the holders surrendering such Warrants.

     In the event of a taxable distribution to holders of Common Stock of the Company which results in an adjustment to the number of shares of Common Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend.

RESERVATION OF SHARES

     The Company has authorized and reserved for issuance such number of shares of Common Stock as will be issuable upon the exercise of all outstanding Warrants. Such shares of Common Stock, when issued and paid for in accordance with the Warrant Agreement, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests.

PROVISION OF FINANCIAL STATEMENTS AND REPORTS

     The Company will be required (a) to provide to each holder, without cost to such holder, copies of such annual and quarterly reports and documents that the Company files with the Commission, (to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act) or that the Company would be required to file were it subject to Section 13 or 15 of the Exchange Act, within 15 days after the date of such filing or the date on which the Company would be required to file such reports or documents, and all such annual reports or quarterly reports shall include the geographic segment financial information currently disclosed by the Company in its public filings with the Commission, and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder promptly upon request.

AMENDMENT

     Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of the holders of the Warrants will require the written consent of the holders of a majority of the then outstanding Warrants (excluding any Warrants held by the Company or any of its Affiliates). Notwithstanding the foregoing, from time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including to cure any ambiguities, defects or inconsistencies or to make any change that does not adversely affect the rights of any holder. The consent of each holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of shares of Common Stock issuable upon exercise of the Warrants would be decreased (other than pursuant to adjustments provided for in the Warrant Agreement) or the exercise period with respect to the Warrants would be shortened.

REGISTRATION RIGHTS

     Registration of Underlying Common Stock. The Company has amended the registration statement (of which this Prospectus forms a part) under the Securities Act covering the issuance of shares of Common Stock to the holders of the Warrants upon exercise of the Warrants by the holders thereof (the "Common Shelf Registration Statement") and is required to use its reasonable efforts to cause the Common Shelf Registration Statement to be declared effective on or before 180 days after the Closing Date and to remain effective until the earlier of (i) such time as all Warrants have been exercised and (ii) the Expiration Date.

     During any consecutive 365-day period, the Company shall be entitled to suspend the availability of the Common Shelf Registration Statement for up to two 45 consecutive-day periods (except for the 45 consecutive-day period immediately prior to the Expiration Date) if the Board of Directors determines in the exercise of its reasonable judgment that there is a valid business purpose for such suspension and provides notice that such determination was made to the holders of the Warrants; provided, however, that in no event shall the Company be required to disclose the business purpose for such suspension if the Company determines in good faith that such business purpose must remain confidential. There can be no assurance that the Company will be able to file, cause to be declared effective, or keep continuously effective a registration statement until all of the Warrants have been exercised or have expired.

     Demand Registration Rights. Upon the occurrence of an Exercise Event, the Holders of at least 25% of the Warrants will be entitled to require the Company to use its best efforts to effect one registration under the Securities Act in respect of an underwritten sale of Warrant Shares (a "Demand Registration"), subject to certain limitations, unless an exemption from the registration requirements of the Securities Act is then available for the sale of such Warrant Shares. Upon a demand, the Company will prepare, file and use its best efforts to cause to be effective within 120 days of such demand a registration statement in respect of all Warrant Shares (a "Demand Registration Statement"); provided that in lieu of filing such registration statement the Company may make an offer to purchase all of the Warrant Shares underlying Warrants being offered in the Demand Registration at the Current Market Value.

     "Current Market Value" per share of Common Stock or any other security at any date is defined to mean: (i) if the security is not registered under the Exchange Act, (a) the value of the security, determined in good faith by the Board and certified in a board resolution, based on the most recently completed arm's-length transaction between the Company and a Person other than an Affiliate of the Company, the closing of which occurred on such date or within the six-month period preceding such date, or (b) if no such transaction shall have occurred on such date or within such six-month period, the value of the security as determined by an Independent Financial Expert (as defined in the Warrant Agreement); or (ii) if the security is registered under the Exchange Act, the average of the last reported sale price of the Common Stock (or the equivalent in an over-the-counter market) for each Business Day (as defined in the Warrant Agreement) during the period commencing 15 Business Days before such date and ending on the date one day prior to such date, or if the security has been registered under the Exchange Act for less than 15 consecutive Business Days before such date, the average of the daily closing bid prices (or such equivalent) for all of the Business Days before such date for which daily closing bid prices are available (provided, however, that if the closing bid price is not determinable for at least 10 Business Days in such period, the "Current Market Value" of the security shall be determined as if the security were not registered under the Exchange Act).

     "Exercise Event" is defined to mean, with respect to each Warrant as to which such event is applicable, the earlier of: (i) a Change of Control and (ii) any date when the Company (A) consolidates or merges into or with another Person (but only where holders of Common Stock receive consideration in exchange for all or part of such Common Stock other than common stock in the surviving Person) if the Common Stock (or other securities) thereafter issuable upon exercise of the Warrants is not registered under the Exchange Act or (B) sells all or substantially all of its assets to another Person if the Common Stock (or other securities) thereafter issuable upon exercise of the Warrants is not registered under the Exchange Act; provided, that the events in (A) and (B) will not be deemed to have occurred if the consideration for the Common Stock in either such transaction consists solely of cash.

FOREIGN OWNERSHIP RESTRICTIONS

     The Company's Certificate of Incorporation, as amended, permits the Company to limit the number of shares of capital stock which may be owned by non-U.S. citizens or entities. Under the Certificate of Incorporation, the Board of Directors is empowered to implement such limitations as it deems necessary. Under the Communications Act, non-U.S. citizens or their representatives, foreign governments or their representatives, or corporations organized under the laws of a foreign country may not own, in the aggregate, more than 20% of a common carrier radio licensee, or more than 25% of the parent of a common carrier radio licensee if the FCC determines that the public interest would be served by prohibiting such ownership. The Company does not hold any radio licenses.

LISTING

     The Common Stock is quoted on the Nasdaq National Market under the symbol "PRTL."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is StockTrans, Inc.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock are being passed upon for the Company by Pepper Hamilton LLP. Mr. John DePodesta, "of counsel" to Pepper Hamilton LLP, is a director and an Executive Vice President of the Company, and the beneficial owner of shares of Common Stock.

                            INDEPENDENT ACCOUNTANTS

     The Consolidated Financial Statements of the Company as of December 31, 1995 and 1996, and for the period from inception (February 4, 1994) to December 31, 1994, and the years ended December 31, 1995 and 1996 incorporated by reference into this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such Consolidated Financial Statements have been included herein in reliance upon the report of such firm given their authority as experts in accounting and auditing.

     The Financial Statements of Axicorp, as of March 31, 1995 and 1996, and for the nine months ended March 31, 1995 and the twelve months ended March 31, 1996 incorporated by reference into this Prospectus have been audited by Price Waterhouse, independent chartered accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of USFI, Inc. ("USFI") appearing in the Company's Current Report on Form 8-K dated October 20, 1997 and the amendments to such Current Report filed on January 5, 1998 and January 7, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon (which as to the report dated September 30, 1997 contains an explanatory paragraph describing conditions that raise substantial doubt about USFI's ability to continue as a going concern as described in Note 2 to the consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                              ____________________


                               TABLE OF CONTENTS
                                            Page
                                            ----
Available Information......................   2
Incorporation of Certain Documents By
     Reference.............................   2
Uncertainty of Forward-Looking Statements..   3
The Company................................   3
Risk Factors...............................   4
Use of Proceeds............................  14
Plan of Distribution.......................  14
Description of Warrants....................  14
Legal Matters..............................  19
Independent Accountants....................  19




                           PRIMUS TELECOMMUNICATIONS
                              GROUP, INCORPORATED


                                 392,654 Shares
                               of Common Stock of
                           Primus Telecommunications
                              Group, Incorporated



                              ____________________



                                   PROSPECTUS
                                             , 1998

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     See Item 13 of the Registrant's Registration Statement on Form S-1 and amendments thereto.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. Article X of the Company's Amended and Restated By-Laws provides that the Company, to the full extent permitted by
Section 145 of the DGCL, shall indemnify all past and present directors or officers of the Company and may indemnify all past or present employees or other agents of the Company. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such Article X, or in defense of any claim, issue or matter therein, he or she shall be indemnified by the Company against actually and reasonably incurred expenses in connection therewith. Such expenses may be paid by the Company in advance of the final disposition of the action upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

     As permitted by Section 102(b)(7) of the DGCL, Article 11 of the Company's Amended and Restated Certificate of Incorporation provides that no director of the Company shall be liable to the Company for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends on or redemption of the Company's capital stock, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company maintains a policy insuring it and its directors and officers against certain liabilities, including liabilities under the Securities Act.

ITEM 16. EXHIBITS.
Exhibit No.                                      Description
---------  --------------------------------------------------------------------
   4.1     Form of Indenture *
   4.2     Form of Warrant *
   5.1     Opinion of Pepper Hamilton LLP *
  23.1     Consent of Deloitte & Touche LLP (included on page II-4 of this
           Registration Statement)
  23.2     Consent of Price Waterhouse (included on page II-5 of this
           Registration Statement)
  23.3     Consent of Ernst & Young LLP (included on page II-6 of this
           Registration Statement)
  23.4     Consent of Pepper Hamilton LLP (included in Exhibit 5.1) *
  24.1     Power of Attorney  *

----------------------------
*  Previously filed.

ITEM 17. UNDERTAKINGS.
     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i. To include any prospectus required by section 10(a)3 of the Securities Act of 1933;

          ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)3 of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant undertakes that insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-30195 of Primus Telecommunications Group, Incorporated on Form S-1, filed on Form S-3, of our report dated February 5, 1997, except for Note 15, as to which the date is April 8, 1997, appearing in the Annual Report on Form 10-K of Primus Telecommunications Group, Incorporated for the year ended December 31, 1996, and to the reference to us as "Experts" in such Prospectus.

We also consent to the reference to us under the heading "Selected Financial Data" included in Amendment No. 3 to Form S-1 of Primus Telecommunications Group, Incorporated dated July 30, 1997 and incorporated herein by reference.


                                                Deloitte & Touche LLP


Washington, D.C.
January 21, 1998

                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-30195) of Primus Telecommunications Group, Incorporated of our report dated July 31, 1996 relating to the financial statements of Axicorp Pty., Ltd., which appears in the Registration Statement on Form S-1 dated July 30, 1997. We also consent to the reference to us under the heading "Experts".

/s/ Price Waterhouse
Price Waterhouse
Melbourne, Australia
January 20, 1998

                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (post effective amendment No. 2 to Form S-1 on Form S-3 No. 333-30195) and related Prospectus of Primus Telecommunications Group, Inc. for the registration of 392,654 shares of its common stock and to the incorporation by reference therein of our reports dated September 30, 1997 and January 31, 1996, with respect to the consolidated financial statements of USFI, Inc. included in the Current Report on Form 8-K dated October 20, 1997, and the amendments to such Current Report dated January 5, 1998 and January 7, 1998, of Primus Telecommunications Group, Inc., filed with the Securities and Exchange Commission.


                                                       ERNST & YOUNG LLP


Hackensack, New Jersey
January 21, 1998

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to its Registration Statement (No. 333-30195) to be signed on its behalf by the undersigned, thereunto duly authorized, in Vienna, Virginia, on January 23, 1998.

                                    PRIMUS TELECOMMUNICATIONS GROUP,
                                        INCORPORATED

                                    By:  /s/   K. Paul Singh
                                         ------------------------------------
                                         K. Paul Singh
                                         Chairman of the Board, President and
                                             Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                       TITLE                           DATE
/s/  K. Paul Singh              Chairman of the  Board, President and       January 23, 1998
----------------------------     Chief Executive Officer (principal
K. Paul Singh                    executive officer)

/s/  Neil L. Hazard             Executive Vice President and Chief          January 23, 1998
----------------------------     Financial Officer (principal financial
Neil L. Hazard                   officer and principal accounting officer)

John F. DePodesta               Directors                                   January 23, 1998
Herman Fialkov
David E. Hershberg
John Puente


By:    /s/   K. Paul Singh
       ----------------------
       Attorney-in-Fact